Exhibit 5.1

July 12, 2016

Board of Directors
First Connecticut Bancorp, Inc.
 One Farm Glen Boulevard
Farmington, Connecticut 06032

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of common stock, $0.01 par value per share (the "Common Stock"), of First Connecticut Bancorp, Inc. (the "Company") to be issued pursuant to the First Connecticut Bancorp, Inc. 2016 Stock Incentive Plan (the "Incentive Plan").

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation of the Company, the Incentive Plan, the Company's Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Common Stock of the Company when issued in accordance with the terms and conditions of the Incentive Plan will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

Very Truly Yours,

/s/ Hinckley, Allen & Snyder LLP
HINCKLEY, ALLEN & SNYDER, LLP